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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

The Partners
WAMCO Partnerships:

We consent to incorporation by reference in the registration statements (Numbers 333-10345, 333-48671, 333-59333, 333-00623 and 33-09485) on Forms S-3 and S-8 of
FirstCity Financial Corporation, of our report dated February 13, 2002, with respect to the combined balance sheets of the WAMCO Partnerships as of December 31, 2001 and 2000, and the related combined statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of FirstCity Financial Corporation, as amended.


                                    KPMG LLP

Dallas, Texas
October 21, 2002